EXHIBIT 5.1

KPMG LLP Bay Adelaide Centre Suite 4600 333 Bay Street Toronto ON M5H 2S5 Tel 416-777-8500 Fax 416-777-8818 www.kpmg.ca

Consent of Independent Registered Public Accounting Firm
The Board of Directors

Alamos Gold Inc.

We consent to the use of our report dated February 19, 2025, with respect to the consolidated financial statements of Alamos Gold Inc. (the “Entity”), which comprise the consolidated statements of financial position as of December 31, 2024 and 2023, the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years then ended, and the related notes, and our report dated February 19, 2025 on the effectiveness of internal control over financial reporting as of December 31, 2024, incorporated herein by reference in the Registration Statement on Form F-10 dated August 8, 2025 of the Entity.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

August 8, 2025
Toronto, Canada